Exhibit 99


     Humphrey Hospitality Trust, Inc. Announces Proposed Private Offering of
                             Convertible Debentures


COLUMBIA, MD - (BUSINESS WIRE) - September 25, 2002 - Humphrey Hospitality Trust, Inc. (Nasdaq: HUMP), a real estate investment trust, today announced plans to offer up to $15 million of convertible subordinated debentures.

The debentures will be offered exclusively to accredited investors, and will represent a direct placement of securities pursuant to the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended. It is contemplated that the debentures will be convertible into shares of Humphrey Hospitality Trust common stock at a premium to the then current market price of the common stock. Humphrey intends to use the net proceeds generated from the private placement of debentures to repay $10.0 million under a secured bank line of credit (which Humphrey may re-borrow in the future to fund acquisitions or for other business purposes), to repurchase preferred operating partnership units from limited partners that are expected to exercise redemption rights during the fourth quarter of 2002, and for potential acquisitions.

The proposed offering is subject to market and other conditions, and there can be no assurance that it will occur, or of the exact amount of net proceeds.

The debentures will not be registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release does not constitute an offer to sell, or the solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in a jurisdiction in which such offering would be unlawful.

Certain matters within this press release are discussed using forward-looking language as specified in the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statement. These risks are discussed from time to time in Humphrey's filings with the Securities and Exchange Commission.

CONTACT: Humphrey Hospitality Trust, Inc.
Michael Schurer, 443/259-4924